NEWS RELEASE
FOR IMMEDIATE RELEASE

VITAL SIGNS, INC. ANNOUNCES A 12% INCREASE
IN FISCAL FIRST QUARTER SALES

           TOTOWA, N.J., February 7, 2008 -- VITAL SIGNS, INC. (NASDAQ: VITL) today announced sales and earnings for its fiscal first quarter ended December 31, 2007.

Net revenues for the first quarter of fiscal 2008 increased by 12.0% to $53,439,000 compared with $47,718,000 in the comparable period last year.

Net income increased by 9.7% to $7,999,000 for the first quarter of fiscal 2008 compared with $7,294,000 for the first quarter of fiscal 2007. Earnings per diluted share of $0.60 increased by 9.1% for the first quarter of fiscal 2008 compared with $0.55 per diluted share for the fiscal first quarter last year.

Following are the net revenues by business segment for the first quarter of fiscal 2008 compared with the first quarter of fiscal 2007 (in thousands of dollars):

	NET REVENUES BY BUSINESS SEGMENT
	FOR THE THREE MONTHS ENDED
	DECEMBER 31,
	2007	2006	PERCENT CHANGE
Anesthesia	$19,442	$17,707	9.8%
Respiratory/Critical Care	10,902	11,302	(3.5)%
Sleep Disorder	14,722	10,271	43.3%
Interventional Cardiology/Radiology	5,607	5,888	(4.8)%
Pharmaceutical Technology Services	2,766	2,550	8.5%
Net Revenues	$53,439	$47,718	12.0%

Anesthesia net revenues increased by 9.8% due in part to a 15.7% increase in sales of Limb-O™, the Company’s patented anesthesia circuit and a 13.5% increase in sales of Infusable®, the Company’s patented pressure infusor system. Respiratory/Critical Care net revenues decreased by 3.5%, resulting primarily from a decrease in sales of arterial blood gas syringes and kits.

Sleep Disorder net revenues increased by 43.3% due in part to newly-introduced products, such as the iSleep 20i, an automatic adjusting CPAP, and the Vivo 40 bi-level ventilator, and in part to two Sleep Services of America sleep acquisitions completed during the last half of fiscal 2007.

Terry Wall, President and CEO of Vital Signs, commented, “Our Anesthesia and Sleep Disorder segments both enjoyed strong quarters. We introduced three new single-patient-use products in December that offer significant promise as the year progresses. enFlow®, from our Enginivity acquisition last year, is a blood/fluid warmer that is placed nearer to the patient than traditional fluid warming products in the market to assure that IV fluids or blood are properly warmed. SteeLite™ is a stainless steel laryngoscope blade that is less expensive to use than sterilizing reusable blades. Redi-Tube™ is an endotracheal tube combined with a preloaded stylet that increases safety and speed. This quarter, as part of our continuing efforts to protect patients, health care providers, and our employees, we became the first company to eliminate latex from anesthesia circuits.”

The Company’s fully diluted earnings per share guidance for fiscal 2008 remains between $2.80 and $2.85 per share. The impact of new product introductions and cost savings will primarily impact the second half of the year.

The Company continues to be a strong cash generator. Cash provided from operating activities for the three months ended December 31, 2007 was $16.3 million compared with $14.6 million in last year’s fiscal first quarter. At the end of the current quarter, the Company had cash and short-term investments of $146 million.

On February 5, 2008 the Board approved a quarterly dividend of $0.10 per share payable on February 29, 2008 to shareholders of record at the close of business on February 19, 2008.

All non-historical statements in this press release, including the projection of fully diluted earnings per share for fiscal 2008 and statements regarding the potential of certain new products, constitute Forward Looking Statements under the Private Securities Litigation Reform Act of 1995. Actual results could differ materially from such statements as a result of a variety of factors, including unanticipated delays in bringing products to market, regulatory approval of new products, market conditions, issues uncovered in due diligence, difficulties that arise in negotiating definitive transaction documents, the ability to integrate new subsidiaries, the reaction of competitors and the risk factors referred to by Vital Signs in its Annual Report on Form 10-K for the year ended September 30, 2007.

Vital Signs, Inc. and its subsidiaries design, manufacture, and market primarily single-patient-use medical products for the anesthesia and respiratory/critical care markets and has achieved the number one market share position in five of its major product categories. In 2007, Forbes Magazine named Vital Signs, Inc. as one of the “200 Best Small Companies in America” based on financial criteria. Vital Signs is ISO 9001 certified and has CE Mark approval for its products.

VITL-G

FOR FURTHER INFORMATION, CONTACT:	Terry D. Wall, President
Mark D. Mishler, CFO
or Douglas V. Wall
(973) 790-1330
http://www.vital-signs.com

VITAL SIGNS, INC.
FINANCIAL HIGHLIGHTS
STATEMENT OF INCOME

(In Thousands, Except Per Share Amounts)
(Unaudited)

	THREE MONTH PERIOD ENDED
	DECEMBER 31,
	2007	2006
Gross revenues	$71,665	$65,407
Rebates	(17,979)	(16,588)
Other deductions	(247)	(1,101)

Net revenues	53,439	47,718
Cost of goods sold and services
provided	26,036	23,511
Gross Profit	27,403	24,207

Expenses:
Selling, general and administrative	14,662	12,837
Research and development	2,401	1,844
Interest and other (income)/expense, net	(1,918)	(1,300)
Income from continuing operations
before income taxes and minority interest	12,258	10,826
Provision for income taxes	4,093	3,292
Income from continuing operations before
minority interest	8,165	7,534
Minority interest	194	242
Income from continuing operations	7,971	7,292
Income from discontinued operations, net of
tax effect	28	2
Net income	$7,999	$7,294

Earnings (loss) per common share:
Basic:
Income per share from continuing
operations	$0.60	$0.55
Discontinued operations	—	—
Net earnings	$0.60	$0.55
Diluted:
Income per share from continuing
operations	$0.60	$0.55
Discontinued operations	—	—
Net earnings	$0.60	$0.55
Basic weighted average number of shares	13,287	13,217
Diluted weighted average number of shares	13,321	13,287

VITAL SIGNS, INC.
FINANCIAL HIGHLIGHTS

BALANCE SHEET HIGHLIGHTS:

	(In Thousands)
	(Unaudited)
	December 31,
	2007	2006

Cash and cash equivalents	$60,638	$55,408
Short Term Investments	85,520	83,628
Accounts Receivable	35,388	31,583
Inventory	21,482	21,381
Current Assets	212,219	209,947
Total Assets	$342,438	$316,536

Current Liabilities	$20,546	$18,024
Total Liabilities	23,220	18,024
Shareholders equity	$312,973	$293,584